Third Amended and Restated Appendix A
to the
INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
OAK RIDGE INVESTMENTS, LLC

Fund	Advisor Fee	Effective Date
Oak Ridge Dividend Growth Fund	0.75%	10/17/2014
Oak Ridge Growth Opportunity Fund	0.75%	10/17/2014
Oak Ridge Large Cap Growth Fund	First $1 billion 0.75% Thereafter 0.70%	10/17/2014
Oak Ridge Small Cap Growth Fund	First $1 billion 0.85% Thereafter 0.80%	10/17/2014
Oak Ridge International Small Cap Fund	1.00%	09/30/2015
Oak Ridge Dynamic Small Cap Fund	0.90%	09/30/2015
Oak Ridge Technology Insights Fund	0.80%	07/29/2016
Oak Ridge Disciplined Growth Fund	0.70%	07/29/2016
Oak Ridge Global Equity Fund	0.90%	07/29/2016
Oak Ridge Global Resources & Infrastructure Fund	First $500 million 1.00%. Next $500 million 0.95%. Next $4 billion 0.90%. Over $5 billion 0.85%.	06/30/2017

Amended and approved by the Board on June __, 2017.

Agreed and accepted this _____ day of ____________, 2017.

INVESTMENT MANAGERS SERIES TRUST		OAK RIDGE INVESTMENTS, LLC

By:		By:
Print Name:	Rita Dam	Print Name:
Title:	Treasurer	Title: